CONSOLIDATED FINANCIAL STATEMENTS Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) As of December 31, 2023 (unaudited) and 2022 (unaudited) and for the years ended December 31, 2023 (unaudited), 2022 (unaudited), and 2021

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Financial Statements As of December 31, 2023 (unaudited) and 2022 (unaudited) and for the years ended December 31, 2023 (unaudited), 2022 (unaudited), and 2021 Contents Report of Independent Auditors…………………………………………………………….. 1 Consolidated Financial Statements…………………………………………………………. Consolidated Balance Sheets………………………………………………………………... 3 Consolidated Statements of Operations…………………………………………………….. 4 Consolidated Statements of Comprehensive Loss / Income………………………………... 5 Consolidated Statement of Members' Deficit and Non-Controlling Interests………………. 6 Consolidated Statement of Cash Flows……………………………………………………... 7 Notes to Financial Statements………………………………………………………………. 8

A member firm of Ernst & Young Global Limited Report of Independent Auditors The Members Vivint Solar Asset 3 Holdco Parent, LLC Opinion We have audited the consolidated financial statements of Vivint Solar Asset 3 Holdco Parent, LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2021 and the related consolidated statements of operations and comprehensive income, members’ equity and non-controlling interests and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and the results of its operations and its cash flows for the year ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. Ernst & Young LLP 15 West South Temple Suite 1800 Salt Lake City, UT 84101 Tel: +1 801 350 3300 Fax: +1 801 350 3456 ey.com

A member firm of Ernst & Young Global Limited In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Salt Lake City, Utah March 30, 2022

The accompanying notes are an integral part of these financial statements. 3 Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Balance Sheet (in Thousands) As of December 31, 2023 2022 (unaudited) (unaudited) Assets Current Assets: Cash $ 8,453 $ 8,165 Restricted cash 2,900 2,900 Accounts receivable (net of allowance for credit losses of $201 and $219) 2,296 2,227 Accounts receivable, affiliates — 410 Prepaid expenses and other current assets 6,100 6,487 Total current assets 19,749 20,189 Solar energy systems, net 329,281 345,348 Other assets 32,877 32,830 Total assets $ 381,907 $ 398,367 Liabilities and members' equity Current liabilities: Accounts payable $ 288 $ 131 Accounts payable, affiliates 465 — Distributions payable, Vivint Solar Asset 3 Manager, LLC 230 12 Distributions payable, non-controlling interests 1,651 1,534 Accrued expenses 2,789 3,998 Deferred revenue, current portion 745 629 Long term debt, current portion 3,648 3,374 Total current liabilities 9,816 9,678 Deferred revenue, net of current portion 8,086 7,231 Long term debt, net of current portion 356,503 357,951 Other liabilities 18 11 Total liabilities 374,423 374,871 Members' deficit (68,452) (53,748) Accumulated other comprehensive income 37,095 40,527 Noncontrolling interests 38,841 36,717 Total equity 7,484 23,496 Total liabilities, non-controlling interests and members' deficit $ 381,907 $ 398,367

The accompanying notes are an integral part of these financial statements. 4 Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Statement of Operations (in Thousands) Years Ended December 31, 2023 2022 2021 (unaudited) (unaudited) Revenue: Customer agreements and incentives $ 37,332 $ 38,236 $ 27,530 Solar energy systems sales 373 754 147 Total revenue 37,705 38,990 27,677 Operating expenses: Cost of customer agreements and incentives 20,081 18,529 14,518 Cost of solar energy systems sales 278 415 68 General and administrative 432 675 537 Total operating expenses 20,791 19,619 15,123 Income from operations 16,914 19,371 12,554 Interest expense 21,617 20,691 16,307 Other income, net — — (4,356) Net (loss) income (4,703) (1,320) 603 Net income (loss) attributable to noncontrolling interests 8,580 (2,143) (165,341) Net (loss) income attributable to equity members $ (13,283) $ 823 $ 165,944

The accompanying notes are an integral part of these financial statements. 5 Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Statements of Comprehensive Loss / Income (in Thousands) Years Ended December 31, 2023 2022 2021 (unaudited) (unaudited) Net (loss) income attributable to equity members $ (13,283) $ 823 $ 165,944 Unrealized gain (loss) on derivatives 4,096 43,738 (5,260) Adjustment for net (loss) gain on derivatives recognized into earnings (7,528) (52) 2,101 Other comprehensive (loss) income (3,432) 43,686 (3,159) Comprehensive (loss) income $ (16,715) $ 44,509 $ 162,785

The accompanying notes are an integral part of these financial statements. 6 Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Statement of Members' Deficit and Non-Controlling Interests (in Thousands) Vivint Solar Asset 3 Manager, LLC HA Galileo, LLC Accumulated Other Comprehensive Income Non-controlling Interests Total Equity Balance at December 31, 2020 $ 86,253 $ — $ — $ 77,406 $ 163,659 Contributions 47,235 — — 141,892 189,127 Distributions (340,549) — — (4,333) (344,882) Other comprehensive loss — — (3,159) — (3,159) Net income (loss) 165,944 — — (165,341) 603 Balance at December 31, 2021 (41,117) — (3,159) 49,624 5,348 Contributions (unaudited) 14 — — — 14 Distributions (unaudited) (9,679) (3,789) — (10,764) (24,232) Other comprehensive income (unaudited) — — 43,686 — 43,686 Net (loss) income (unaudited) (2,966) 3,789 — (2,143) (1,320) Balance at December 31, 2022 (unaudited) (53,748) — 40,527 36,717 23,496 Contributions (unaudited) 245 — — — 245 Distributions (unaudited) (1,666) — — (6,456) (8,122) Other comprehensive loss (unaudited) — — (3,432) — (3,432) Net (loss) income (unaudited) (13,283) — — 8,580 (4,703) Balance at December 31, 2023 (unaudited) $ (68,452) $ — $ 37,095 $ 38,841 $ 7,484

The accompanying notes are an integral part of these financial statements. 7 Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Consolidated Statement of Cash Flows (in Thousands) Years Ended December 31, 2023 2022 2021 (unaudited) (unaudited) Operating activities Net (loss) income $ (4,703) $ (1,320) $ 603 Adjustments to reconcile net (loss) income to net cash provided by operating activities: Depreciation 14,075 13,947 11,054 Provision for credit losses 359 583 461 Other noncash items 7,807 1,947 (3,111) Changes in operating assets and liabilities: Accounts receivable (428) (104) (2,609) Accounts receivable, affiliates 407 3,901 (1,094) Other assets (2,387) 10,237 (2,261) Accounts payable 157 (8) 139 Accrued expenses and other liabilities (1,202) 829 2,916 Deferred revenue 959 5,767 5,298 Net cash provided by operating activities 15,530 35,779 11,396 Investing activities Payments for the costs of solar energy systems — — (161,169) Proceeds from transfer of solar energy systems — 190 — Proceeds from solar energy systems sales 363 865 147 Net cash provided by (used in) investing activities 363 1,055 (161,022) Financing activities Capital contributions 221 — 47,235 Capital distributions (1,443) (16,304) (340,549) Proceeds from contributions by non-controlling interests — — 141,892 Distributions paid to non-controlling interests (6,339) (10,573) (3,180) Proceeds from issuance of debt — — 228,630 Repayment of notes payable (8,044) — (726) Payment of debt fees — (597) — Net cash (used in) provided by financing activities (15,605) (34,242) 73,302 Net change in cash and restricted cash 288 2,592 (76,324) Cash and restricted cash, beginning of period 11,065 8,473 84,797 Cash and restricted cash, end of period $ 11,353 $ 11,065 $ 8,473 Supplemental disclosures of cash flow information Cash paid for interest $ 12,639 $ 17,653 $ 11,473

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements 8 1. General Vivint Solar Asset 3 Holdco Parent, LLC (“the Company” or Asset 3 Holdco), a Delaware limited liability company, was organized on September 14, 2020 for the purpose of admitting HA Galileo, LLC (the “Hannon Member”) as the Class A member in the Company and the conversion of Class B Member’s limited liability company interest in the Company to Class B membership interest, and to further set forth the respective rights and obligations of the Member with respect to the Company. On October 8, 2020 (the “Closing Date”), Sunrun Inc. (“Sunrun”) completed the acquisition of the Company by acquiring the Company’s parent company, Vivint Solar, Inc. (the “Parent”), pursuant to the Agreement and Plan of Merger (the “Merger agreement”), dated as of July 6, 2020, by and among Sunrun, the Parent and Viking Merger Sub, Inc., a direct wholly owned subsidiary of Sunrun (“Merger Sub”), pursuant to which Merger Sub merged with and into the Parent (the “Merger”). As a result of the Merger, the Company became a direct wholly owned subsidiary of Sunrun. The respective membership interest in the Company are as follows: Hannon Member owns 100% of Class A membership in the Company and Vivint Solar Asset 3 Manager, LLC (“Asset 3 Manager”) owns 100% of the Class B membership in the Company. Manager, through other wholly-owned subsidiaries, is a wholly-owned subsidiary of Sunrun Inc. (“Sunrun”), a developer of residential solar energy systems. As of December 31, 2023 (unaudited), the Company owns 100% of the membership interest in Vivint Solar Asset 3 Holdco Borrower, LLC (“Asset 3 Holdco Borrower”), which owns 100% of the membership interest in of Vivint Solar Asset 3 Senior Borrower, LLC (“Asset 3 Senior Borrower”), which owns all of the outstanding membership interests in Vivint Solar Fund 28 Manager, LLC and Vivint Solar Fund 29 Manager, LLC. These entities own 100% of the Class B membership interest in their subsidiaries, and 100% of the Class A membership interests are held by third party tax equity investors (“Investors”). 2. Summary of Significant Accounting Policies Basis of Presentation and Principles of Consolidation The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflect the accounts and operations of the Company and those of its subsidiaries, including funds, in which the Company has a controlling financial interest. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as variable interest entities (“VIEs”), through arrangements that do not involve

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 9 controlling voting interests. In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 810 (“ASC 810”) Consolidation, the Company consolidates any VIE of which it is the primary beneficiary. The primary beneficiary, as defined in ASC 810, is the party that has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb the losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates its relationships with its VIEs on an ongoing basis to determine whether it continues to be the primary beneficiary. The consolidated financial statements reflect the assets and liabilities of VIEs that are consolidated. All intercompany transactions and balances have been eliminated in consolidation. Use of Estimates The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company regularly makes estimates and assumptions, including, but not limited to, estimates that affect the collectability of accounts receivable, the useful lives of solar energy systems, the valuation of derivative financial statements, non-controlling interests and the recoverability of long-lived assets. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results may differ from such estimates. Cash and Restricted Cash Cash consists of bank deposits held in checking and savings accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company has exposure to credit risk to the extent cash balances exceed amounts covered by federal deposit insurance. The Company believes that its credit risk is not significant. Restricted cash represents amounts related to obligations under certain financing transactions and future replacement of solar energy system components. Accounts Receivable Accounts receivables consist of amounts due from customers, as well as state and utility rebates due from government agencies and utility companies. Under arrangements with customers, the customers typically assign incentive rebates to the Company. Accounts receivables are recorded at net realizable value. The Company maintains allowances for the applicable portion of receivables using the expected credit loss model. The Company estimates expected credit losses from doubtful accounts based upon the expected collectability of all

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 10 accounts receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, current economic trends, and management's expectation of future economic conditions. Once a receivable is deemed to be uncollectible, it is written off. Solar Energy Systems, net Sunrun's customers enter into an agreement to utilize the solar system ("Customer Agreements"). The Company records solar energy systems subject to signed Customer Agreements and solar energy systems that are under installation as solar energy systems, net on its consolidated balance sheet. Solar energy systems, net is comprised of system equipment costs, less accumulated depreciation. Depreciation on solar energy systems is calculated on a straight-line basis over the estimated useful lives of the systems of 35 years. The Company periodically reviews its estimated useful life and recognizes changes in estimates by prospectively adjusting depreciation expense. Inverters and batteries are depreciated over their estimated useful lives of 10 to 13 years. Solar energy systems under construction will be depreciated as solar energy systems subject to signed Customer Agreements when the respective systems are completed and interconnected. Impairment of Long-Lived Assets The carrying amounts of the Company’s solar energy systems subject to depreciation, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Factors that are considered in deciding when to perform an impairment review would include significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. No impairment of solar energy systems has been recorded for the year ended December 31, 2023 (unaudited) and year ended December 31, 2022 (unaudited), respectively. Deferred Revenue When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a Customer Agreement, the Company records deferred revenue. Such deferred revenue consists of amounts for which the criteria for revenue recognition have not yet been met and includes amounts

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 11 that are collected or assigned from customers, including upfront deposits and prepayments, and rebates. Deferred revenue relating to financing components represents the cumulative excess of interest expense recorded on financing component elements over the related revenue recognized to date and will eventually net to zero by the end of the initial term. Amounts received related to the sales of solar renewable energy credits (“SRECs”) which have not yet been delivered to the counterparty are recorded as deferred revenue. Solar Energy Performance Guarantees The Company guarantees to customers certain specified minimum solar energy production output for solar facilities over the initial term of the Customer Agreements. The Company monitors the solar energy systems to determine whether these specified minimum outputs are being achieved. Annually or every two years, depending on the terms of the Customer Agreement, the Company will refund a portion of electricity payments to a customer if his or her solar energy production output was less than the performance guarantee. The Company considers this a variable component that offsets the transaction price Derivative Financial Instruments The Company recognizes all derivative instruments on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income if a derivative is designated as part of a hedge transaction. The ineffective portion of the hedge, if any, is immediately recognized in earnings and are included in other income (expenses), net in the consolidated statement of operations. The Company uses derivative financial instruments, primarily interest rate swaps, to manage its exposure to interest rate risks on its syndicated term loans, which are recognized on the consolidated balance sheet at their fair values. On the date that the Company enters into a derivative contract, the Company formally documents all relationships between the hedging instruments and the hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either a freestanding asset or liability. Changes in the fair value of a derivative that is designated and qualifies as an effective cash flow hedge are recorded in accumulated other comprehensive income until earnings are affected by the variability of cash flows of the hedged item. Any derivative gains and losses that are not effective

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 12 in hedging the variability of expected cash flows of the hedged item or that do not qualify for hedge accounting treatment are recognized directly into income. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in cash flows of the derivative instrument have been highly effective in offsetting changes in the cash flows of the hedged items and whether they are expected to be highly effective in the future. The Company discontinues hedge accounting prospectively when (i) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the derivative instrument is carried at its fair market value on the consolidated balance sheet with the changes in fair value recognized in current period earnings. The remaining balance in accumulated other comprehensive income associated with the derivative that has been discontinued is not recognized in the consolidated statement of operations unless it is probable that the forecasted transaction will not occur. Such amounts are recognized in earnings when earnings are affected by the hedged transaction. The Company determines the fair value of its interest rate swaps using a discounted cash flow model which incorporates an assessment of the risk of non-performance by the interest rate swap counterparty and an evaluation of the Company’s credit risk in valuing derivative instruments. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads, and measures of volatility. Fair Value of Financial Instruments The Company defines fair value as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses valuation approaches to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. The FASB establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows: • Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date; • Level 2 - Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 13 markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and • Level 3 - Inputs that are unobservable, significant to the measurement of the fair value of the assets or liabilities and are supported by little or no market data. The Company's financial instruments include cash, receivables, accounts payable, accrued expenses, distributions payable to noncontrolling interests, derivatives and debt. Revenue Recognition The Company recognizes revenue when control of goods or services is transferred to its customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. Customer agreements and incentives Customer agreements and incentives is primarily comprised of revenue from Customer Agreements in which the Company provides continuous access to a functioning solar energy system and revenue from the sales of SRECs generated by the Company’s solar energy systems to third parties and affiliates. The Company begins to recognize revenue on Customer Agreements when permission to operate (“PTO”) is given by the local utility company or on the date daily operation commences if utility approval is not required. Revenue recognition does not necessarily follow the receipt of cash. The Company recognizes revenue evenly over the time that it satisfies its performance obligations over the initial term of the Customer Agreements. Customer Agreements typically have an initial term of 20 or 25 years. After the initial contract term, Customer Agreements typically automatically renew on an annual basis. SREC revenue arises from the sale of environmental credits generated by solar energy systems. Generally, the Company receives fixed consideration for the sale of all SRECs that are generated by specific solar energy systems, and settles through equity with Sunrun or an affiliate. Occasionally, the Company may receive a payment based on the number of SRECs delivered. Revenue related to the sale of SRECs generated by specific solar energy systems is recognized upon delivery of the SRECs or upon reporting of the electricity generation. In determining the transaction price, the Company adjusts the promised amount of consideration for the effects of the time value of money when the timing of payments provides it with a significant benefit of financing the transfer of goods or services to the customer. In those circumstances, the contract contains a significant financing component. When adjusting the

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 14 promised amount of consideration for a significant financing component, the Company uses the discount rate that would be reflected in a separate financing transaction between the entity and its customer at contract inception and recognizes the revenue amount on a straight-line basis over the term of the Customer Agreement, and interest expense using the effective interest rate method. Consideration from customers is considered variable due to the performance guarantee under Customer Agreements. Performance guarantees provide a credit to the customer if the system's cumulative production, as measured on various PTO anniversary dates, is below the Company's guarantee of a specified minimum. Revenue is recognized to the extent it is probable that a significant reversal of such revenue will not occur. Solar energy systems sales Solar energy systems sales are comprised of solar energy systems purchased by customers who had previously entered into a Customer Agreement with Sunrun. The Company recognizes revenue when the purchase and sale agreement is signed by both parties, provided all other revenue recognition criteria are met. Taxes assessed by government authorities that are directly imposed on revenue producing transactions are excluded from solar energy systems sales. Cost of Revenue Customer agreements and incentives Cost of revenue for customer agreements and incentives is primarily comprised of (1) the depreciation of the cost of the solar energy systems, as reduced by amortization of deferred grants, and (2) solar energy system operations, monitoring and maintenance costs including associated personnel costs. Solar energy systems For solar energy systems sold to customers which have been previously subject to a Customer Agreement, the Company recognizes cost when the purchase and sale agreement is signed by both parties as the control transfers to the customer at that time. Non-Controlling Interests Noncontrolling interests represent Investors’ interests in the net assets of the funds that the Company has created to finance the cost of its solar energy systems subject to the Company’s Customer Agreements. The Company has determined that the contractual provisions in the funding arrangements represent substantive profit sharing arrangements. The Company has further determined that the appropriate methodology for attributing income and loss to the noncontrolling

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 15 interests each period is a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, the amounts of income and loss attributed to the non-controlling interests in the consolidated statements of operations reflect changes in the amounts the fund investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these structures, assuming the net assets of these funding structures were liquidated at recorded amounts. The fund investors’ non-controlling interest in the results of operations of these funding structures is determined as the difference in the non- controlling interests’ claims under the HLBV method at the start and end of each reporting period, after considering any capital transactions, such as contributions or distributions, between the fund and the fund investors. Attributing income and loss to the non-controlling interests under the HLBV method requires the use of significant assumptions and estimates to calculate the amounts that fund investors would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant impact on the amount that fund investors would receive upon a hypothetical liquidation. The use of the HLBV methodology to allocate income to the non-controlling holders may create volatility in the Company’s consolidated statements of operations as the application of HLBV can drive changes in net income available and loss attributable to non-controlling interests from year to year. Income Taxes The Company was organized as a limited liability company. Members are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in these consolidated financial statements. The Company’s federal, state and local income tax returns since inception are still subject to audit. Concentrations of Risk Financial instruments which potentially subject the Company to concentrations of risk consist primarily of cash and accounts receivable, which includes rebates receivable. The associated risk of concentration for cash is mitigated by banking with institutions with high credit ratings. At certain times, amounts on deposit exceed Federal Deposit Insurance Corporation insurance limits. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs periodic credit evaluations and ongoing evaluations of its customers’ financial conditions. Rebates receivable are due from various states and local governments as well as various utility companies. The Company considers the collectability risk of such amounts to be low. The Company is not dependent on any single customer. The loss of a

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 16 customer would not adversely impact the Company’s operating results or financial position. The Company’s customers under Customer Agreements are located in several states in the U.S. 3. Solar Energy Systems, net Solar energy systems, net consists of the following as of December 31, 2023 (unaudited) and December 31, 2022 (unaudited) (in thousands): Year Ended December 31, 2023 Year Ended December 31, 2022 (unaudited) (unaudited) System equipment costs $ 369,027 $ 371,331 Less: accumulated depreciation (39,746) (25,983) Total solar energy systems, net $ 329,281 $ 345,348 All solar energy systems, including construction-in-progress, have been leased to or are subject to signed Customer Agreements with customers. The Company recorded depreciation expense related to solar energy systems of $14.1 million (unaudited), $13.9 million (unaudited) and $11.1 million in cost of customer agreements and incentives for the year ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively. 4. Other Assets Other assets consists of the following as of December 31, 2023 (unaudited) and December 31, 2022 (unaudited) (in thousands): Year Ended December 31, 2023 Year Ended December 31, 2022 (unaudited) (unaudited) Unbilled Receivables 8,604 5,806 Allowance for Credit Loss on Unbilled Receivables (86) (58) Derivative Assets 23,293 25,648 Other Assets 1,066 1,434 Total Other Assets $ 32,877 $ 32,830 The opening balance of unbilled receivables was $5.8 million (unaudited) and $2.8 million (unaudited) as of December 31, 2022 and December 31, 2021, respectively. The majority of unbilled receivables arise from fixed price escalators included in the Company's long-term Customer Agreements. The escalator is included in calculating the total estimated transaction value for an individual Customer Agreement. The total estimated transaction value is then recognized over the term of the Customer Agreement. The amount of unbilled receivables

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 17 increases while billings for an individual Customer Agreement are less than the revenue recognized for that Customer Agreement. Conversely, the amount of unbilled receivables decreases once the billings become higher than the amount of revenue recognized in the period. At the end of the initial term of a Customer Agreement, the cumulative amounts recognized as revenue and billed to date are the same, therefore the unbilled receivable balance for an individual Customer Agreement will be zero. The Company applies an estimated loss-rate in order to determine the current expected credit loss for unbilled receivables. The estimated loss-rate is determined by analyzing historical credit losses, residential first and second mortgage foreclosures and consumers' utility default rates, as well as current economic conditions. The Company reviews individual customer collection status of electricity billings to determine whether the unbilled receivables for an individual customer should be written off, including the possibility of a service transfer to a potential new homeowner. 5. Long-term Debt In October 2020, Asset 3 HoldCo Borrower and Asset 3 Senior Borrower entered into a Loan Agreement and a Credit Agreement with a bank and a syndicate of banks, respectively, for up to $430.0 million in committed facilities. Specifically, Asset 3 HoldCo Borrower entered into a $140.0 million subordinated term loan (“HoldCo Debt”), which matures on October 6, 2032, and Asset 3 Senior Borrower entered into a $275.0 million senior term loan (“Senior Debt”), and a $15.0 million letter of credit facility for which draws are intended solely for the purposes of satisfying the required debt service reserve amount, if necessary, both of which mature on October 5, 2027. The Company’s borrowings are limited to the lessor of the total commitment or the unused borrowing base capacity. Senior Debt is a senior delayed draw term loan that bore interest at LIBOR (or other contractually stipulated benchmark if a benchmark transition event occurs), plus an applicable margin equal to 2.50% per annum and after the April 29, 2022 loan amendment bears interest at SOFR + 2.25% per annum (unaudited). HoldCo Debt is a subordinated term loan that bears interest at a fixed rate of 8.50% per annum. Under Senior Debt, prepayments are permitted with no penalties after the availability period, which ended April 2, 2022. Under HoldCo Debt, prepayments are permitted with associated penalties ranging from 1.00%-5.00% depending on the timing of prepayments. As of December 31, 2023 and December 31, 2022, Senior Debt and HoldCo Debt were fully drawn and unused borrowing capacities were $0.0 million, respectively (unaudited). Of the total commitment related to the term loans, $364.3 million (unaudited) and $366.2 million (unaudited) was outstanding as of December 31, 2023 and December 31, 2022, respectively. The aforementioned credit facility is secured by net cash flows of certain subsidiaries from Customer Agreements, less certain operating, maintenance, and other expenses, which are available to the borrowers after distributions to tax equity investors. Under the terms of this facility,

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 18 the Company pays interest and principal from the net cash flows available to it. The facility contains customary covenants including the requirement to maintain certain financial measurements and provide lender reporting. The credit facility also contains certain provisions in the event of default, which entitle lenders to take certain actions including acceleration of amounts due under the facility. The Company was in compliance with all debt covenants as of December 31, 2023 (unaudited). Financing costs incurred with securing a term loan are recorded in the Company’s consolidated balance sheet as an offset to the term loan and amortized to interest expense in the Company’s consolidated statement of operations over the contractual life of the loan. The schedules maturities of debt as of December 31, 2023 (unaudited) are as follows (in thousands): Years Ending December 31, 2024 $ 4,083 2025 4,431 2026 4,733 2027 264,983 2028 3,052 Thereafter 83,026 Subtotal 364,308 Less: Debt Discount (4,157) Total $ 360,151 6. Derivatives The Company uses interest rate swaps to hedge variable interest payments due on its loan. These swaps allow the Company to incur fixed interest rates on this loan and receive payments based on variable interest rates with the swap counterparty based on the three month SOFR on the notional amounts over the life of the swaps. The interest rate swaps have been designated as cash flow hedges. The credit risk adjustment associated with these swaps is the risk of non-performance by the counterparties to the contracts. In the year ended December 31, 2023 (unaudited) , the hedge relationships on the Company’s interest rate swaps have been assessed as highly effective as the quarterly assessment performed determined changes in cash flows of the derivative instruments have been highly effective in offsetting the changes in the cash flows of the hedged items and are expected to be highly effective in the future. Accordingly, changes in the fair value of these derivatives are recorded as a component of accumulated other comprehensive income. Changes in the fair value of these derivatives are subsequently reclassified into earnings, and are included in interest expense in the

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 19 Company’s consolidated statement of operations, in the period that the hedged forecasted transactions affect earnings. During the next twelve months, the Company expects to reclassify $6.4 million (unaudited) of net gains on derivative instruments from accumulated other comprehensive income to earnings. There were no undesignated derivative instruments recorded by the Company as of December 31, 2023 (unaudited). All accumulated other comprehensive income activity is related to derivative activity. At December 31, 2023 (unaudited), the Company has the following derivative instruments classified as derivative assets with $23.3 million (unaudited) reported in long-term other assets and $5.7 million (unaudited) reported in prepaid expenses and other current assets in the Company's consolidated balance sheet, all of which are measured at fair value on a recurring basis, based upon the fair value hierarchy defined below (in thousands, other than quantity and interest rates) (unaudited): Type Quantity Effective Dates Maturity Dates Hedge Interest Rates Notional Amount Fair Market Value Fair Value Hierarchy Interest rate swaps 8 4/29/2022 7/31/2039 - 7/31/2042 0.91% - 2.68% 216,439 29,025 Level 2 At December 31, 2022 (unaudited), the Company has the following derivative instruments classified as derivative assets with $25.7 million (unaudited) reported in long-term other assets and $6.1 million (unaudited) reported in prepaid expenses and other current assets in the Company's consolidated balance sheet, all of which are measured at fair value on a recurring basis, based upon the fair value hierarchy defined below (in thousands, other than quantity and interest rates) (unaudited): Type Quantity Effective Dates Maturity Dates Hedge Interest Rates Notional Amount Fair Market Value Fair Value Hierarchy Interest rate swaps 8 4/29/2022 7/31/2039 - 7/31/2042 0.91% - 2.68% 221,079 31,752 Level 2

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 20 7. Variable Interest Entity (VIE) Arrangements The Company consolidated various VIEs at December 31, 2023 (unaudited) and December 31, 2022 (unaudited). The carrying amounts and classifications of the VIEs’ assets and liabilities included in the consolidated balance sheet are as follows (in thousands): Year Ended December 31, 2023 Year Ended December 31, 2022 (unaudited) (unaudited) Assets Current assets: Cash $ 7,463 $ 7,476 Accounts receivable (net of allowance for credit losses) 2,296 2,227 Accounts receivable, affiliates — 403 Prepaid expenses and other current assets 368 383 Total current assets 10,127 10,489 Solar energy systems, net 329,280 345,348 Other assets 9,584 7,181 Total assets $ 348,991 $ 363,018 Liabilities: Current liabilities Accounts payable 288 131 Accounts payable, affiliates 463 — Distributions payable 6,971 6,978 Accrued expenses 626 595 Deferred revenue, current portion 745 629 Total current liabilities 9,093 8,333 Deferred revenue, net of current portion 8,086 7,231 Other liabilities 18 463 Total liabilities $ 17,197 $ 15,575 8. Commitments and Contingencies As of December 31, 2023 (unaudited), the Company had an unused balance of $9.0 million (unaudited) on its letter of credit, which carries a fee of 0.50% per annum and used balance of $6.0 million (unaudited), which carries a fee of 2.25% per annum. The letter of credit carries a maturity date of December 2024. As of December 31, 2022 (unaudited), the Company had an unused balance of $9.0 million (unaudited) on its letter of credit, which carries a fee of 0.50% per annum and used balance of $6.0

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 21 million (unaudited), which carries a fee of 2.25% per annum. The letter of credit carries a maturity date of October 2023. 9. Related Party Transactions Accounts Receivable, Net—Related Party The accounts receivable, affiliates account consists of miscellaneous receivables, net of any payables to Sunrun and its subsidiaries for rebates and SRECs where the cash has not been remitted. Management and Administrative Services Fee Prior to the Closing Date, the Company entered into the Administrative Services Agreement (“ASA”) with Vivint Solar Provider, LLC (“Provider”), a wholly owned subsidiary of Vivint Solar, Inc. Pursuant to the ASA, Provider shall provide certain administrative services to the Company in exchange for an annual administrative services fee of $4.50 per DC kilowatt of installed nameplate capacity, escalating annually according to the terms of the LLC Agreement (the “LLCA”), prorated for any capacity not available for a full year. The Company incurred management and administrative services fees to Provider of $734 thousand (unaudited), $734 thousand (unaudited), and $547 thousand which is included in General and administrative in the statements of operations, for the years ended December 31, 2023 (unaudited), December 31, 2022 (unaudited), and December 31, 2021, respectively. Maintenance Services Fee Prior to the Closing Date, the Company entered into the Maintenance Services Agreement (“MSA”) with Provider. Pursuant to the MSA, Provider shall provide certain system maintenance services to the Company in exchange for an annual maintenance services fee of $16.50 per DC kilowatt of installed nameplate capacity, escalating annually according to the terms of the LLCA, prorated for any capacity not available for a full year. The Company incurred maintenance services fees to Provider of $2.7 million (unaudited), $2.7 million (unaudited), and $2.0 million which are included in General and administrative in the statements of operations, for the years ended December 31, 2023 (unaudited), December 31, 2022 (unaudited), and December 31, 2021, respectively. Distributions to Investor Members In October 2020, the Company entered into the LLCA with the Managing Member and the Hannon Member pursuant to which the Company receives capital contributions for the purchase of projects from Developer. In exchange for the contributions, the Hannon Member receives monthly

Vivint Solar Asset 3 Holdco Parent, LLC (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements (cont’d) 22 distributions from the Company. For each month the Hannon Member will receive 50.00% of any distributable cash. For the year ended December 31, 2023 (unaudited) the Company paid no distributions to the Hannon Member. For the year ended December 31, 2022 (unaudited) the Company paid $3.8 million (unaudited) distributions to the Hannon Member. And, for year ended December 31, 2021 the Company paid no distributions to the Hannon Member. 10. Subsequent Events The Company evaluated subsequent events through March 28, 2024, the date these consolidated financial statements were available to be issued.